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Exhibit 99.1

RISK FACTORS

        Except as otherwise required by the context, references to "we," "us," or "our" refer to the combined business of FairPoint Communications, Inc. and all of its subsidiaries. Except as otherwise required by the context, all references to the "Company" refer to FairPoint Communications, Inc. excluding its subsidiaries.

        Any of the following risks could materially adversely affect our business, consolidated financial condition, results of operations or liquidity or the market price of our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to our Common Stock and our Substantial Indebtedness

Our stockholders may not receive the level of dividends provided for in the dividend policy our board of directors has adopted or any dividends at all.

        Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness, dividends on our future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividends to our stockholders. Our board of directors may, in its discretion, amend or repeal this dividend policy. Our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures) or new growth opportunities. In addition, future dividends with respect to shares of our common stock, if any, will depend on, among other things, our cash flows, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. Our credit facility contains significant restrictions on our ability to make dividend payments. There can be no assurance that we will generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits, as the case may be, under Delaware law, to pay dividends on our common stock in accordance with the dividend policy established by our board of directors from time to time. If we were to use borrowings under our credit facility's revolving facility to fund dividends, we would have less cash available for future dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

To expand our business through acquisitions and service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not generate sufficient funds from operations to consummate acquisitions, pay dividends with respect to shares of our common stock or repay or refinance our indebtedness at maturity or otherwise.

        We may not retain a sufficient amount of cash to finance a material expansion of our business, or to fund our operations consistent with past levels of funding in the event of a significant business downturn. In addition, because a substantial portion of cash available to pay dividends will be distributed to holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. There can be no assurance that such financing will be available to us at all, or at an acceptable cost.

        Our ability to consummate acquisitions and to make payments on our indebtedness will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. There can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

        A significant portion of our cash flow from operations will be dedicated to capital expenditures and debt service. In addition, we currently expect to distribute a significant portion of our cash flow to our stockholders in the form of quarterly dividends. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations. In addition, if we reduce capital expenditures, the regulatory settlement payments we receive may decline.

        Borrowings under our credit facility bear interest at variable interest rates. Accordingly, if any of the base reference interest rates for the borrowings under our credit facility increase, our interest expense will increase, which could negatively impact our ability to pay dividends on our common stock. On February 8, 2005, we entered into three interest rate swap agreements, with notional amounts of $130 million each, to effectively convert a portion of our variable rate interest exposure to fixed rates ranging from 5.76% to 6.11%. These swap agreements expire beginning December 31, 2007 through December 31, 2009. On April 7, 2005, we entered into two additional interest rate swap agreements, one with the notional amount of $50.0 million to effectively convert a portion of our variable rate interest exposure to a fixed rate of 6.69% beginning on April 29, 2005 and ending on March 31, 2011, and one with the notional amount of $50.0 million to effectively convert a portion of our variable rate interest exposure to a fixed rate of 6.72% beginning on June 30, 2005 and ending on March 31, 2012. As a result of these swap agreements, as of June 30, 2005, approximately 82% of our indebtedness bore interest at fixed rates rather than variable rates. After these interest rate swap agreements expire, our annual debt service obligations with respect to borrowings under our credit facility will vary from year to year unless we enter into a new interest rate swap or purchase an interest rate cap or other interest rate hedge. If we choose to enter into a new interest rate swap or purchase an interest rate cap or other interest rate hedge in the future, the amount of cash available to pay dividends on our common stock may decrease. However, to the extent interest rates increase in the future, we may not be able to enter into a new interest rate swap or purchase an interest rate cap or other interest rate hedge on acceptable terms.

        In addition, prior to the maturity of our credit facility, we will not be required to make any payments of principal on our credit facility, and it is not likely that we will generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. We therefore will need to refinance our debt. We may not be able to refinance our outstanding indebtedness under our credit facility, or if refinanced, the refinancing may occur on less favorable terms, which may materially adversely affect our ability to pay dividends. If we were unable to refinance our credit facility, our failure to repay all amounts due on the maturity date would cause a default under our credit facility. We expect our required principal repayments under the term loan facility of our credit facility to be approximately $588.5 million at its maturity in February 2012. Our interest expense may increase significantly if we refinance our credit facility on terms that are less favorable to us than the terms of our credit facility.

        We may also be forced to raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our common stock could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in the agreements governing our indebtedness.

If we have insufficient cash flow to cover the expected dividend payments under our dividend policy we would need to reduce or eliminate dividends or, to the extent permitted under the agreements governing our indebtedness, fund a portion of our dividends with additional borrowings.

        If we do not have sufficient cash to fund dividend payments, we would either reduce or eliminate dividends or, to the extent we were permitted to do so under our credit facility and the agreements governing future indebtedness we may incur, fund a portion of our dividends with borrowings or from other sources. If we were to use borrowings under our credit facility's revolving facility to fund dividends, we would have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

Our substantial indebtedness could restrict our ability to pay dividends on our common stock and have an adverse impact on our financing options and liquidity position.

        As of June 30, 2005, we had approximately $603.7 million of total consolidated indebtedness. Our substantial indebtedness could have important adverse consequences to the holders of our common stock, including:

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  limiting our ability to pay dividends on our common stock or make payments in connection with our other obligations, including under our credit facility;

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  limiting our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions;

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  causing us to not be able to refinance our indebtedness on terms acceptable to us or at all;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the communications industry generally;

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  requiring a significant portion of our cash flow from operations to be dedicated to the payment of the principal and interest on our indebtedness, thereby reducing funds available for future operations, acquisitions, dividends on our common stock and/or capital expenditures;

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  making us more vulnerable to economic and industry downturns and conditions, including increases in interest rates; and

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  placing us at a competitive disadvantage compared to those of our competitors that have less indebtedness.

Despite our substantial indebtedness, we may still be able to incur substantially more indebtedness, which could further exacerbate the risks described above.

        Subject to certain covenants, our credit facility permits us to incur additional indebtedness. Any additional indebtedness that we may incur would exacerbate the risks described in the preceding risk factor.

Our credit facility contains significant limitations on distributions and other payments.

        Our credit facility contains significant restrictions on our ability to pay dividends on our common stock based on meeting a total leverage ratio, satisfying a restricted payment covenant and complying with other conditions.

We may amend the terms of our credit facility, or we may enter into new agreements that govern our indebtedness, and the amended terms or new agreements may further significantly affect our ability to pay dividends to our stockholders.

        As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our credit facility, at or prior to maturity, or enter into additional agreements for indebtedness. Any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay dividends to you.

The Company is a holding company and relies on dividends, interest and other payments, advances and transfers of funds from its operating subsidiaries and investments to meet its debt service and other obligations.

        The Company is a holding company and conducts all of its operations through its operating subsidiaries. The Company currently has no significant assets other than equity interests in its first tier subsidiaries. These first tier subsidiaries have no significant assets other than a direct or indirect equity interest in the Company's operating subsidiaries. As a result, the Company will rely on dividends and other payments or distributions from its operating subsidiaries to pay dividends with respect to its common stock and to meet its debt service obligations generally. The ability of the Company's subsidiaries to pay dividends or make other payments or distributions to the Company will depend on their respective operating results and may be restricted by, among other things:

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  the laws of their jurisdiction of organization;

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  the rules and regulations of state regulatory authorities;

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  agreements of those subsidiaries;

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  the terms of our credit facility; and

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  the covenants of any future outstanding indebtedness the Company or its subsidiaries incur.

        The Company's operating subsidiaries have no obligation, contingent or otherwise, to make funds available to the Company, whether in the form of loans, dividends or other distributions.

        In addition, we have a number of minority investments and passive partnership interests from which we receive distributions. For example, for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, we received $4.8 million, $15.0 million and $10.8 million, respectively, of distributions from such investments and interests, which represented a material portion of our cash flow. The $15.0 million received in the year ended December 31, 2004 includes a non-recurring $2.5 million distribution. We do not control the timing or amount of distributions from such investments or interests and we may not have access to the cash flows of these entities.

        Accordingly, our ability to pay dividends with respect to shares of our common stock and to repay our credit facility at maturity or otherwise may be dependent upon factors beyond our control. Subject to limitations in our credit facility, the Company's subsidiaries may also enter into agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to the Company under certain circumstances, including to pay dividends.

Our credit facility contains covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

        Covenants in our credit facility impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

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  the incurrence of additional indebtedness and the issuance by our subsidiaries of preferred stock;

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  the payment of dividends on, and purchases or redemptions of, capital stock;

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  a number of other restricted payments, including investments;

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  the creation of liens;

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  the ability of our subsidiaries to guarantee our and their indebtedness;

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  specified sales of assets;

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  the creation of encumbrances or restrictions on the ability of our subsidiaries to distribute and advance funds or transfer assets to us or any other subsidiary;

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  specified transactions with affiliates;

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  sale and leaseback transactions;

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  our ability to enter lines of business outside the communications business; and

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  certain consolidations and mergers and sales and/or transfers of assets by or involving us.

        Our credit facility also contains covenants which require us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio.

If we are unable to comply with the covenants in the agreements governing our indebtedness, we could be in default under our indebtedness which could result in our inability to make dividend payments on our common stock.

        Our ability to comply with the covenants, ratios or tests contained in our credit facility or in the agreements governing our future indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under our credit facility. Certain events of default under our credit facility would prohibit us from making dividend payments on our common stock. In addition, upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness under our credit facility, our assets may not be sufficient to repay in full the indebtedness under our credit facility and our other indebtedness, if any.

Limitations on usage of net operating loss carry forwards, and other factors requiring us to pay cash taxes in future periods, may affect our ability to pay dividends to you.

        Our initial public offering in February 2005 resulted in an "ownership change" within the meaning of the U.S. federal income tax laws addressing net operating loss carry forwards, alternative minimum tax credits and other similar tax attributes. As a result of such ownership change, there are specific limitations on our ability to use our net operating loss carry forwards and other tax attributes from periods prior to our initial public offering. Although it is not expected that such limitations will materially affect our U.S. federal and state income tax liability in the near-term, it is possible in the future that such limitations could limit our ability to utilize such tax attributes and, therefore, result in an increase in our U.S. federal and state income tax payments. In addition, in the future we may be required to pay cash income taxes because all of our net operating loss carry forwards have been used or have expired. Limitations on our usage of net operating loss carry forwards, and other factors requiring us to pay cash taxes in the future, would reduce the funds available for the payment of dividends and might require us to reduce or eliminate the dividends on our common stock.

The price of our common stock may fluctuate substantially, which could negatively affect holders of our common stock.

        The market price of our common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in our operating results, sales of our common stock by principal stockholders, developments in the communications industry, the failure of securities analysts to cover our common stock or changes in financial estimates by analysts, competitive factors, regulatory developments, economic and other external factors, general market conditions and market conditions affecting the stock of communications companies in particular. Communications companies have in the past experienced extreme volatility in the trading prices and volumes of their securities, which has often been unrelated to operating performance. Any such market volatility may have a significant adverse effect on the market price of our common stock. In addition, in the past, securities class action litigation has often been instituted against a company following periods of volatility in its stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management's attention and resources.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of our common stock.

        Future sales, or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through future sales of equity securities.

        A significant number of shares of our common stock are restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and are held by persons who acquired our common stock prior to our initial public offering. Pursuant to a registration rights agreement which we entered into in connection with our initial public offering, we are obligated to register such shares of common stock. Upon the effectiveness of the registration statement with respect to such shares of common stock, they will be freely transferable without restriction or further registration under the Securities Act.

        We may issue shares of our common stock, or other securities, from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.

Our restated certificate of incorporation and amended and restated by-laws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        A number of provisions in our restated certificate of incorporation and amended and restated by-laws make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated certificate of incorporation provides that certain provisions of our restated certificate of incorporation can only be amended by a vote of two-thirds or more in voting power of all the outstanding shares of capital stock and that stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our restated certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

We may, under certain circumstances, suspend the rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, any applicable communications law.

        Our restated certificate of incorporation provides that so long as we hold any authorization, license, permit, order, filing or consent from the Federal Communications Commission or any state regulatory commission having jurisdiction over us, we will have the right to request certain information from our stockholders. If any stockholder from whom such information is requested should fail to respond to such a request or we conclude that the ownership of, or the existence or exercise of any rights of stock ownership with respect to, shares of our capital stock by such stockholder, could result in any inconsistency with, or violation of, any applicable communications law, we may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any applicable communications law, and we may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder, with a view towards obtaining such information or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of any applicable communications law.

Risks Related to our Business

We provide services to our customers over access lines, and if we lose access lines, our business and results of operations may be adversely affected.

        Our business generates revenue by delivering voice and data services over access lines. We have experienced a net voice access line loss, adjusted for acquisitions and divestitures, of 4.7% for the period from January 1, 2002 through June 30, 2005 and 1.9% for the period from June 30, 2004 through June 30, 2005 due to challenging economic conditions and the introduction of digital subscriber line services. We may continue to experience net access line losses in our markets. Our inability to retain access lines could adversely affect our business and results of operations.

We are subject to competition that may adversely impact us.

        As an incumbent carrier, we historically have experienced little competition in our rural telephone company markets. Nevertheless, the market for communications services is highly competitive. Regulation and technological innovation change quickly in the communications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In certain of our rural markets, we face competition from wireless telephone system operators, which may increase as wireless technology improves. We also face competition from cable television operators. We may face additional competition from new market entrants, such as providers of wireless broadband, voice over internet protocol, satellite communications and electric utilities. The Internet services market is also highly competitive, and we expect that competition will intensify. Some of our competitors have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions, but increased competition from existing and new entities could have a material adverse effect on our business.

        Competition may lead to loss of revenues and profitability as a result of numerous factors, including:

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  loss of customers (in general, when we lose a customer for local service we also lose that customer for all related services);

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  reduced usage of our network by our existing customers who may use alternative providers for long distance and data services;

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  reductions in the prices for our services which may be necessary to meet competition; and/or

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  increases in marketing expenditures and discount and promotional campaigns.

        In addition, our provision of long distance service is subject to a highly competitive market served by large nation-wide carriers that enjoy brand name recognition.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

        The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. An element of our business strategy is to deliver enhanced and ancillary services to customers. The successful delivery of new services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

We rely on a limited number of key suppliers and vendors to operate our business. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of products and services we require to operate our business successfully.

        We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and our operating results could suffer significantly. Proprietary technology of certain suppliers is an integral component of our network and, accordingly, we have become reliant upon a limited number of network equipment manufacturers, including Nortel Networks Corporation and Siemens Information and Communication Networks, Inc. In addition, when our new billing platform is completed, we will rely on a single outsourced supplier to support our billing and related customer care services. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis, or at all, which could increase costs and may cause disruptions in services.

Our relationships with other communications companies are material to our operations and their financial difficulties may adversely affect our business and results of operations.

        We originate and terminate calls for long distance carriers and other interexchange carriers over our network and for that service we receive payments for access charges. These payments represent a significant portion of our revenues. Should these carriers go bankrupt or experience substantial financial difficulties, our inability to then collect access charges from them could have a negative effect on our business and results of operations.

We face risks associated with acquired businesses and potential acquisitions.

        We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 31 rural telephone businesses and we continue to own and operate 27 such businesses. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

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  strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

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  difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

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  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

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  the potential loss of key employees or customers of the acquired businesses;

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  unanticipated liabilities or contingencies of acquired businesses;

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  unbudgeted costs which we may incur in connection with pursuing potential acquisitions which are not consummated;

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  not achieving projected cost savings or cash flow from acquired businesses;

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  fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

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  difficulties in finding suitable acquisition candidates;

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  difficulties in making acquisitions on attractive terms due to a potential increase in competitors; and

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  difficulties in obtaining and maintaining any required regulatory authorizations in connection with acquisitions.

        In addition, future acquisitions by us could result in the incurrence of indebtedness or contingent liabilities, which could have a material adverse effect on our business and our ability to pay dividends on our common stock, provide adequate working capital and service our indebtedness.

        There can be no assurance that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, there will be a risk that our business may be adversely affected.

We may need additional capital to continue growing through acquisitions.

        We may need additional capital to continue growing through acquisitions. Such additional capital may be in the form of additional debt, which would increase our leverage. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

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  physical damage to access lines;

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  power surges or outages;

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  software defects; and

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  disruptions beyond our control.

        Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur expenses.

Our new integrated billing platform may not be completed on time or may not function properly.

        We are in the process of converting our various billing systems into a single integrated billing platform for our end-user customers. As of June 30, 2005, we had made capital expenditures of approximately $7.2 million with respect to such conversion. We expect to make an additional $2.2 million of capital expenditures to complete such conversion. One of the primary reasons for undertaking this conversion is to consolidate and streamline our internal controls so that we will be able to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We expect that the conversion will be completed by the end of the second quarter of 2006. The failure to successfully complete this conversion could have a material adverse effect on our business, financial condition and results of operations, and could cause us not to be in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. See "—We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act."

We depend on third parties for our provision of long distance services.

        Our provision of long distance services is dependent on underlying agreements with other carriers that provide us with transport and termination services. These agreements are based, in part, on our estimate of future supply and demand and may contain minimum volume commitments. If we overestimate demand, we may be forced to pay for services we do not need. If we underestimate demand, we may need to acquire additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand. In addition, if we cannot meet any minimum volume commitments, we may be subject to underutilization charges, termination charges, or rate increases which may adversely affect our results of operations.

We may not be able to maintain the necessary rights-of-way for our networks.

        We are dependent on rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related communications equipment for any expansion of our networks. We may need to renew current rights-of-way for our networks and cannot assure you that we would be successful in renewing these agreements on acceptable terms. Some of our agreements may be short-term, revocable at will, or subject to termination upon customary default provisions, and we may not have access to existing rights-of-way after they have expired or terminated. If any of these agreements were terminated or could not be renewed, we may be required to remove our existing facilities from under the streets or abandon our networks. Similarly, we may not be able to obtain right-of-way agreements on favorable terms, or at all, in new service areas, and, if we are unable to do so, our ability to expand our networks, if we decide to do so, could be impaired.

Our success depends on our ability to attract and retain qualified management and other personnel.

        Our success depends upon the talents and efforts of our senior management team. With the exception of Eugene B. Johnson, our Chairman and Chief Executive Officer, none of these senior executives are employed by us pursuant to an employment agreement. The loss of any member of our senior management team, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on our business, financial condition and results of operations.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

        Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly owned properties or at third party waste disposal sites. In addition, we could be held responsible for third party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

        Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, the New York Stock Exchange and the Public Company Accounting Oversight Board, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We will be evaluating our internal controls systems to allow management to report on, and our independent auditors to attest to, our internal controls. Our evaluation of our internal controls may result in our identifying material weaknesses in our internal controls. We will also be performing the system and process evaluation and testing (and any necessary remediation, including the conversion of our various billing systems into a single integrated billing platform) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 by our December 31, 2006 deadline, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance (including due to our failure to successfully complete the conversion of our various billing systems into a single integrated billing platform), we might be subject to sanctions or investigation by regulatory authorities, such as the SEC, the New York Stock Exchange or the Public Company Accounting Oversight Board. Any such action could adversely affect our financial results or investors' confidence in us, and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC, the New York Stock Exchange and the Public Company Accounting Oversight Board. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner.

We have identified a material weakness in our internal controls over financial reporting.

        Section 404 of the Sarbanes-Oxley Act requires our management to make an assessment of the design and operating effectiveness of our disclosure controls and procedures. In our quarterly report on Form 10-Q for the quarter ended March 31, 2005, we disclosed that KPMG LLP, or KPMG, our independent registered accounting firm, had identified certain control deficiencies, including a material weakness in our internal controls related to financial reporting. Specifically, KPMG stated in a letter to the Audit Committee of our board of directors that our controls over the calculation of earnings per share were not specifically designed to identify all potential errors in the calculation, including adequate review of the analysis. KPMG further stated that as a result of this deficiency, our management did not detect certain material errors in earnings per share amounts disclosed in our 2005 first quarter earnings release in a timely manner. We also disclosed that KPMG had identified a significant deficiency in our internal controls with respect to our lack of sufficient depth of accounting and financial reporting personnel for the complex nature of our business. In response to these identified control deficiencies, we have implemented certain disclosure control enhancements, policies and procedures, including:

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  Adding additional levels of review and oversight with respect to our computation of earnings per share; and

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  Adding additional staff to our accounting team, including a Director of SEC and Financial Reporting.

In addition, from time to time in the future we expect to retain another "Big 4" accounting firm as a consultant with respect to the preparation and review of our income tax reporting and certain non-recurring and/or unusual transactions.

        We cannot assure you that the measures that we have taken or will take to remediate the identified control deficiencies will result in adequate controls over our financial processes and reporting in the future. If we are unable to establish appropriate internal controls over financial reporting, it could cause us to fail to meet our reporting obligations, result in material misstatements in our financial statements, harm our operating results and have a negative effect on the market price of our common stock.

Risks Related to our Regulatory Environment

We are subject to significant regulations that could change in a manner adverse to us.

        We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including access revenue and Universal Service Fund support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators. In addition, any of the following have the potential to have a significant impact on us:

        Risk of loss or reduction of network access charge revenues.    For the year ended December 31, 2004, almost 45% of our revenues came from network access charges, which are paid to us by intrastate and interstate long distance carriers for originating and terminating calls in the regions served. This 45% also includes Universal Service Fund payments for local switching support, long term support and interstate common line support. In recent years, several of these long distance carriers have declared bankruptcy. Future declarations of bankruptcy by a carrier that utilizes our access services could negatively impact our financial results. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates could change. Further, from time to time federal and state regulatory bodies conduct rate cases and/or "earnings" reviews, which may result in rate changes. The Federal Communications Commission has reformed and continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. In October 2001, the Federal Communications Commission reformed the system to reduce interstate access charges and shift a portion of cost recovery, which historically has been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our rural local exchange carriers, has decreased and may continue to decrease. Although these changes were implemented on a revenue neutral basis (with commensurate increases in other charges and Universal Service Fund support), there is no assurance that future changes in access charge rates will be implemented on a revenue neutral basis. Furthermore, to the extent our rural local exchange carriers become subject to competition, such access charges could be paid to competing communications providers rather than to us. Additionally, the access charges we receive may be reduced as a result of wireless competition. Finally, the Federal Communications Commission is currently weighing several proposals to comprehensively reform the intercarrier compensation regime in order to create a uniform system of intercarrier payments. Any such proposal eventually adopted by the Federal Communications Commission will likely involve significant changes in the access charge system and could potentially result in a significant decrease or elimination of access charges altogether. Decreases or losses of access charges may or may not result in offsetting increases in local, subscriber line or Universal Service Fund revenues. Regulatory developments of this type could adversely affect our business, revenue and/or profitability.

        Risk of loss or reduction of Universal Service Fund support.    We receive Universal Service Fund revenues to support the high cost of our operations in rural markets. For the year ended December 31, 2004, approximately 9% of our revenues resulted from the high cost loop support we received from the Universal Service Fund and was based upon our average cost per loop compared to the national average cost per loop. This revenue stream fluctuates based upon our average cost per loop compared to the national average cost per loop. For example, if the national average cost per loop increases and our operating costs (and average cost per loop) remain constant or decrease, the payments we receive from the Universal Service Fund would decline. Conversely, if the national average cost per loop decreases and our operating costs (and average cost per loop) remain constant or increase, the payments we receive from the Universal Service Fund would increase. The national average cost per loop in relation to our average cost per loop has increased and we believe that the national average cost per loop will likely continue to increase in relation to our average cost per loop. As a result, the payments we receive from the Universal Service Fund have declined and will likely continue to decline. This support fluctuates based upon the historical costs of our operating companies. In addition to the Universal Service Fund high cost loop support, we also receive other Universal Service Fund support payments, which include local switching support, long term support, and interstate common line support that used to be included in our interstate access charge revenues (the Federal Communications Commission has recently merged long term support into interstate common line support). If our rural local exchange carriers were unable to receive support from the Universal Service Fund, or if such support was reduced, many of our rural local exchange carriers would be unable to operate as profitably as they have historically, in the absence of our implementation of increases in charges for other services. Moreover, if we raise prices for services to offset loss of Universal Service Fund payments, the increased pricing of our services may disadvantage us competitively in the marketplace, resulting in additional potential revenue loss.

        The Telecommunications Act of 1996, or the Telecommunications Act, provides that eligible communications carriers, including competitors to rural local exchange carriers, may obtain the same per line support as the rural local exchange carriers receive if a state commission determines that granting such support to competitors would be in the public interest. In fact, wireless communications providers in certain of our markets have obtained matching support payments from the Universal Service Fund, but that has not led to a loss of revenues for our rural local exchange carriers under existing regulations. Any shift in universal service regulation, however, could have an adverse effect on our business, revenue and/or profitability.

        During the last four years, pursuant to recommendations made by the Multi Association Group and the Rural Task Force, the Federal Communications Commission has made certain modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes have been revenue neutral to our operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural local exchange carriers, and whether it will provide for the same amount of Universal Service Fund support that our rural local exchange carriers have received in the past. In addition, several parties have raised objections to the size of the Universal Service Fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the Universal Service Fund are pending and will likely be addressed by the Federal Communications Commission or Congress in the near future. For example, a number of proposals to be examined by the Federal Communications Commission in its current rulemaking with respect to the reform of the intercarrier compensation system include reforms of the Universal Service Fund. The outcome of any regulatory proceedings or legislative changes could affect the amount of Universal Service Fund support that we receive, and could have an adverse effect on our business, revenue or profitability.

        On February 28, 2005, the Federal Communications Commission issued a press release announcing additional requirements for the designation of competitive Eligible Telecommunications Carriers for receipt of high-cost support. In its corresponding order, released on March 17, 2005, the Federal Communications Commission adopted additional mandatory requirements for Eligible Telecommunications Carriers designation in cases where it has jurisdiction, and encourages states that have jurisdiction to designate Eligible Telecommunications Carriers to adopt similar requirements. The Federal Communications Commission is still considering revisions to the methodology by which contributions to the Universal Service Fund are determined. These revisions will be part of an overall rulemaking regarding Universal Service Support which will be dealt with sometime in the next year.

        Risk of loss of statutory exemption from burdensome interconnection rules imposed on incumbent local exchange carriers. Our rural local exchange carriers are exempt from the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to incumbent local exchange carrier networks and to utilize discrete network elements of the incumbent's network at favorable rates. If state regulators decide that it is in the public's interest to impose these more burdensome interconnection requirements on us, we would be required to provide unbundled network elements to competitors. As a result, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses, and experience additional revenue losses.

        Risks posed by costs of regulatory compliance.    Regulations create significant compliance costs for us. Our subsidiaries that provide intrastate services are generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Our interstate access services are provided in accordance with tariffs filed with the Federal Communications Commission. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that we are able to charge our customers.

        Our business also may be impacted by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and Federal Communications Commission regulations implementing the Communications Assistance for Law Enforcement Act require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We cannot predict whether and when the Federal Communications Commission might modify its Communications Assistance for Law Enforcement Act rules or any other rules or what compliance with new rules might cost. Similarly, we cannot predict whether or when federal or state legislators or regulators might impose new security, environmental or other obligations on our business.

Regulatory changes in the communications industry could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

        The Telecommunications Act provides for significant changes and increased competition in the communications industry, including the local communications and long distance industries. This statute and the Federal Communications Commission's implementing regulations remain subject to judicial review and additional rulemakings of the Federal Communications Commission, thus making it difficult to predict what effect the legislation will have on us, including our operations and our revenues and expenses, and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us or our industry.

The failure to obtain necessary regulatory approvals could impede the consummation of a potential acquisition.

        Our acquisitions likely will be subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals, in which case a potential acquisition could be delayed or not consummated.

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  Exhibit 99.1
RISK FACTORS